Groundfloor REAL ESTATE 1, LLC.

form 1-k

Fiscal Year Ending 2019

April 27, 2020

DESCRIPTION OF THE COMPANY’S BUSINESS

We incorporate by reference the section titled “Description of the Company’s Business,” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

MANAGEMENT DISCUSSION AND ANALYSIS

See section titled “Management Discussion and Analysis” below.

Directors and officers

We incorporate by reference the section titled “Management” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

Security ownership of management and certain securityholders

We incorporate by reference the section titled “Principal Shareholders,” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

Interest of management and others in certain transactions

We incorporate by reference the section titled “Related Party Transactions,” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

Other information

We do not have other information to disclose under Item 6 of Form 1-K.

Summary Financial Information

The following information updates and replaces the information in the section titled “Summary Financial Information” beginning on page 10 of the Offering Circular:

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2019 and December 31, 2018 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

	Year Ended December 31,
	2019	2018

Loan servicing revenue	$7,045	$5,200
Net interest income:
Interest income	-	95,899
Interest expense	-	(95,899)
Net interest income	-	-
Net revenue	7,045	5,200
Cost of revenue	-	3,250
Gross profit	7,045	1,950
Operating expenses:
General and administrative	7,045	1,950
Total operating expenses	7,045	1,950
Income from operations	-	-
Net income	$-	$-

Our consolidated financial statements for the years ended December 31, 2019 include a going concern note from our auditors. Since Groundfloor’s inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

MANAGEMENT DISCUSSION AND ANALYSIS

You should read the following discussion in conjunction with our consolidated financial statements and the related notes and the section entitled “Description of the Company’s Business” elsewhere in this Offering Circular. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

GROUNDFLOOR Real Estate 1, LLC (the “Company”), a Georgia limited liability company formed on December 16, 2016. The Company is a wholly-owned subsidiary of GROUNDFLOOR Finance Inc. (“Parent” or “GROUNDFLOOR”), a Georgia corporation.

GROUNDFLOOR has developed an online investment platform designed to crowdsource financing for real estate development projects, which GROUNDFLOOR utilizes to provide investment opportunities to investors. With this online investment platform, investors are able to choose between multiple real estate development investment opportunities, and developers of the projects are able to obtain financing. GROUNDFLOOR believes this method of financing real estate has many advantages including reduced project origination and financing costs, lower interest rates for real estate development financing, and attractive returns for investors. GROUNDFLOOR will identify which loans it seeks to originate, and will sell limited recourse obligations (“LROs”) which correspond to those loans. GROUNDFLOOR’s primary business is the sale of LROs and the Company’s primary purpose is the servicing of loans which correspond to those LROs.

Results of Operations

Fiscal Year Ended December 31, 2019 and 2018

	For the year ended December 31,
	2019	2018

Loan servicing revenue	$7,045	$5,200
Net interest income:
Interest income	-	95,899
Interest expense	-	(95,899)
Net interest income	-	-
Net revenue	7,045	5,200
Cost of revenue	-	3,250
Gross profit	7,045	1,950
Operating expenses:
General and administrative	7,045	1,950
Total operating expenses	7,045	1,950
Income from operations	-	-
Net income	$-	$-

Net Revenue

Net revenue for the years ended December 31, 2019 and 2018 was $7.0 thousand and $5.2 thousand, respectively. The Company serviced 2 and 7 developer loans during the years ended December 31, 2019 and 2018, respectively. Loan servicing revenue are fees incurred in servicing the developer’s loan.

Gross Profit

Gross profit for the years ended December 31, 2019 and 2018 was $7.0 thousand and $2.0 thousand, respectively. The increase in gross profit was due to an increase of $1.8 thousand in net revenue, coupled with an decrease in cost of revenue of $3.0 thousand. Cost of revenue consists primarily of vendor costs associated with facilitating and servicing loans.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2019 and 2018 were $7.0 thousand and $2.0 thousand, respectively, a decrease of $3.2 thousand or 61.8%. General and administrative expenses consists primarily of management fees charged by Parent in reimbursement of servicing costs paid by Parent.

Net Income

Net income for the years ended December 31, 2019 and 2018 was $0 and $0, respectively.

Liquidity and Capital Resources

The consolidated financial statements included in this Offering Circular have been prepared assuming that Parent will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Parent be unable to continue as a going concern.

The Company has retained earnings as of December 31, 2019 and 2018, of $0. Since our inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional equity financing to fund its current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the year ended December 31, 2019	For the year Ended December 31, 2018
Operating activities	$(7,045)	$-
Investing activities	23,569	2,757,421
Financing activities	(34,924)	(3,126,721)
Net (decrease) in cash	$(18,400)	$(369,300)

Net cash used in operating activities for the years ended December 31, 2019 and 2018 was $7.0 thousand and $0, respectively. Net cash used in operating activities includes loan servicing costs.

Net cash provided by investing activities for the years ended December 31, 2019 and 2018, was $23.6 thousand and $2.8 million, respectively. Net cash provided by investing activities primarily represents repayment of loans to developers and proceeds from sales of properties held for sale.

Net cash used in financing activities for the years ended December 31, 2019 and 2018, was $34.9 thousand and $3.1 million, respectively. Net cash used in financing activities primarily represents proceeds from the issuance of LROs to investors through the Groundfloor Platform offset by repayments of LROs to investors.

GROUNDFLOOR REAL ESTATE 1, LLC

Audited Financial Statements

December 31, 2019 and 2018

GROUNDFLOOR REAL ESTATE 1, LLC

Table of Contents

December 31, 2019 and 2018

Report of Independent Auditor

To the Board of Directors Groundfloor Real Estate 1, LLC Atlanta, Georgia

We have audited the accompanying financial statements of Groundfloor Real Estate 1, LLC (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, member’s (deficit) equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

F-1

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not earned any significant revenues since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management's plans in regard to that matter also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia

April 6, 2020

F-2

GROUNDFLOOR REAL ESTATE 1, LLC

Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash	$1,700	$20,100
Loans to developers, net	-	157,070
Interest receivable on loans to developers	-	9,903
Other real estate owned	166,973	23,569
Total current assets	168,673	210,642
Total assets	$168,673	$210,642
Liabilities and Member’s Equity
Current liabilities:
Accrued interest on limited recourse obligations	$9,903	$9,903
Limited recourse obligations, net	158,770	200,739
Total current liabilities	168,673	210,642
Total liabilities	168,673	210,642

Member’s equity:
Member’s capital	100	100
Member’s contribution receivable	(100)	(100)
Retained earnings	-	-
Total member’s equity	-	-
Total liabilities and member’s equity	$168,673	$210,642

See accompanying notes to financial statements

F-3

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Operations

	Year Ended December 31,
	2019	2018

Loan servicing revenue	$7,045	$5,200
Net interest income:
Interest income	-	95,899
Interest expense	-	(95,899)
Net interest income	-	-
Net revenue	7,045	5,200
Cost of revenue	-	3,250
Gross profit	7,045	1,950
Operating expenses:
General and administrative	7,045	1,950
Total operating expenses	7,045	1,950
Income from operations	-	-
Net (loss) income	$-	$-

See accompanying notes to financial statements

F-4

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Member’s (Deficit) Equity

		Member’s	(Accumulated deficit)	Total Member’s
	Member’s	Contribution	Retained	(Deficit)
	Capital	Receivable	Earnings	Equity
Member’s deficit as of December 31, 2017	$100	$(100)	$-	$-
Member contributions	-	-	-	-
Net income	-	-	-	-
Member’s equity as of December 31, 2018	$100	$(100)	$-	$-
Net loss	-	-	-	-
Member’s equity as of December 31, 2019	$100	$(100)	$-	$-

See accompanying notes to financial statements

F-5

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net (loss) income	$-	$-
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash recovery of servicing costs through write-down of limited recourse obligations	(7,045)
Changes in operating assets and liabilities:
Interest receivable on loans to developers	(9,903)	(95,899)
Accrued interest on limited recourse obligations	9,903	95,899
Net cash used in operating activities	(7,045)	-
Cash flows from investing activities
Loan payments to developers	-	(299,644)
Repayments of loans from developers	-	3,057,065
Proceeds from other real estate held for sale	23,569	-
Net cash provided by (used in) investing activities	23,569	2,757,421
Cash flows from financing activities
Repayments of limited recourse obligations	(34,924)	(3,126,721)
Net cash (used in) provided by financing activities	(34,924)	(3,126,721
Net (decrease) increase in cash	(18,400)	(369,300)
Cash as of beginning of the period	20,100	389,400
Cash as of end of the period	$1,700	$20,100
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$166,973	$23,569
Write-down of loans to developers and limited recourse obligations, net	-	35,054
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	-	4,706

See accompanying notes to financial statements

F-6

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

GROUNDFLOOR Real Estate 1, LLC (the “Company”), a Georgia limited liability company formed on December 16, 2016. The Company is a wholly-owned subsidiary of GROUNDFLOOR Finance Inc. (“GROUNDFLOOR”), a Georgia corporation.

Description of Business

GROUNDFLOOR has developed an online investment platform designed to crowdsource financing for real estate development projects, which GROUNDFLOOR utilizes to provide investment opportunities to investors. With this online investment platform, investors are able to choose between multiple real estate development investment opportunities, and developers of the projects are able to obtain financing. GROUNDFLOOR believes this method of financing real estate has many advantages including reduced project origination and financing costs, lower interest rates for real estate development financing, and attractive returns for investors. GROUNDFLOOR will identify which loans it seeks to originate, and will sell limited recourse obligations (“LROs”) which correspond to those loans. GROUNDFLOOR’s primary business is the sale of LROs and the Company’s primary purpose is the servicing of loans which correspond to those LROs.

Basis of Accounting and Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has earned limited revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses. Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue to fund product development and sales and marketing.

Management intends to fund operations by capital obtained from GROUNDFLOOR. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or GROUNDFLOOR. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Loan servicing revenue” which are paid by the Developers.

F-7

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing. Consequently, there was no transition adjustment required on the accompanying financial statements for adopting Topic 606.

Loan Servicing Revenue

The loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding LROs (if issued by GROUNDFLOOR Real Estate 1, LLC) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Financial Statements, “Limited recourse obligations, net” refers to LROs. LROs are the Company’s currently registered securities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2019 and 2018. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” and the corresponding “Limited recourse obligations, net”, used to fund the Loans are originally recorded at outstanding principal. The interest rate associated with a Loan is the same as the interest rate associated with the corresponding LROs.

The Company’s obligation to pay principal and interest on an LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company’s lien may be senior or junior to the Borrower’s other financing obligations. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net”. Amounts collected related to a Loan default are returned to the Investors based on their pro rata portion of the corresponding LROs, if applicable, less collection costs incurred by the Company.

The Loan and corresponding LROs are recorded on the Company’s Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

F-8

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of $0 and $0 as of December 31, 2019 and 2018, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of $0 and $35,054 as of December 31, 2019 and 2018, respectively.

F-9

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to its member based on the provisions of the operating agreement and are included in the members’ income tax returns. The financial statements, therefore, do not include a provision for income taxes. Similar provisions apply for state income tax purposes.

Management has assessed the effect of the guidance provided by U.S. GAAP on accounting for uncertainty in income taxes. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2019 and 2018.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which became effective for the Company on January 1, 2019. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The guidance in these pronouncements related to equity investments and deferred tax assets for securities classified as available for sale did not have a material effect on the Company’s Consolidated Financial Statements. The guidance further eliminates a requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public entities, and eliminates a requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The adoption of this standard did not have a material effect on the Company’s Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The FASB subsequently issued a number of pronouncements amending or clarifying ASU 2016-13, including the following: in November 2018, Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”); in May 2019, Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”); in November 2019, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”); and in November 2019, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2019-11”). ASU 2016-13 and the subsequent related pronouncements significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For public business entities that meet the definition of an SEC filer, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2029; for all other public business entities, the guidance is effective for fiscal years beginning after December 15, 2020; for all other entities (private companies, not-for-profit organizations, and employee benefit plans), the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

F-10

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASUs will be effective January 1, 2019, and amend the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. The adoption of this guidance did not have a material effect on the Company’s Consolidated Financial Statements in the periods presented.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company purchases notes that provide financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $20,000 and $2,000,000 over six months to a year.

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding LROs.

GROUNDFLOOR uses a proprietary grading algorithm to assign one of seven letter grades, from A to G, to each Loan. The letter grade generally reflects the overall risk of the Loan, with A indicating less risk and G indicating higher risk.

F-11

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2019 and 2018, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$-	$-	$-	$-
B	-	-	-	-
C	-	-	-	-
D	-	-	-	-
E	-	-	-	-
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2019	$-	$-	$-	$-

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$-	$-	$-	$-
B	-	-	-	-
C	-	-	157,070	157,070
D	-	-	-	-
E	-	-	-	-
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2018	$-	$-	$157,070	$157,070

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense”. Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Past due Loans are loans whose principal or interest is past due 30 days or more. As of December 31, 2019 and 2018, the Company placed Loans of $0 and 157,070 recorded to “Loans to developers, net” on nonaccrual status, respectively.

The following table presents an analysis of past due Loans as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$-	$-	$-
Less than 90 days past due	-	-	-
More than 90 days past due	-	-	-
Total as of December 31, 2019	$-	$-	$-

F-12

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$-	$-	$-
Less than 90 days past due	-	-	-
More than 90 days past due	157,070	-	157,070
Total as of December 31, 2018	$157,070	$-	$157,070

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2019:

Balance
Nonaccrual loans	$-
Fundamental default not included above	-
Total impaired loans	-

Interest income recognized on impaired loans	$-

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2019:

Balance
Principal loan balance	$-

Related allowance	-
Average recorded investment	$-

The following is a summary of information pertaining to impaired loans as of December 31, 2018:

Balance
Nonaccrual loans	$157,070
Fundamental default not included above	-
Total impaired loans	157,070

Interest income recognized on impaired loans	$9,903

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2018:

Balance
Principal loan balance	$157,070

Related allowance	-
Average recorded investment	$157,070

F-13

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Credit Quality Monitoring

The following table presents “Loans to developers, net” by performance state as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$-	$-	$-
Workout	-	-	-
Fundamental default	-	-	-
Total as of December 31, 2019	$-	$-	$-

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$-	$-	$-
Workout	-	-	-
Fundamental default	157,070	-	157,070
Total as of December 31, 2018	$157,070	$-	$157,070

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2019 and 2018:

Balance
Balance, December 31, 2018	$-
Allowance for loan loss	-
Loans charged off	-
Outstanding as of December 31, 2019	$-
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	-
Balance, December 31, 2019	$-
Loans:
Individually evaluated for impairment	$-
Collectively evaluated for impairment	-
Balance, December 31, 2019	$-

Balance
Balance, December 31, 2017	$-
Allowance for loan loss	-
Loans charged off	-
Outstanding as of December 31, 2018	$-
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	-
Balance, December 31, 2018	$-
Loans:
Individually evaluated for impairment	$157,070
Collectively evaluated for impairment	-
Balance, December 31, 2018	$157,070

F-14

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

NOTE 4:	OTHER REAL ESTATE OWNED

“Other real estate owned” in the Company’s Balance Sheet was $166,973 and $23,569 at December 31, 2019 and 2018, respectively. During the year ended December 31, 2019 the Company transferred $157,070 from “Loans to developers, net” and $9,903 from “Interest receivable on loans to developers” to “Other real estate owned”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Statements of Operation from this transfer. The Company did not record a decrease to “Loans to developers, net” or an offsetting decrease to “Limited recourse obligations, net”.

NOTE 5:	RELATED PARTY ARRANGEMENTS

GROUNDFLOOR Finance Inc.

GROUNDFLOOR will receive fees and compensation in connection with the Company’s Offering, and the servicing and sale of the Company’s LROs.

The Company will also reimburse GROUNDFLOOR for actual expenses incurred on behalf of the Company in connection with the servicing of a Loan, to the extent not reimbursed by the borrower. The Company will reimburse GROUNDFLOOR for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include GROUNDFLOOR’s overhead, employee costs borne by GROUNDFLOOR, utilities or technology costs. For the year ended December 31, 2019 and 2018, GROUNDFLOOR incurred $7,045 and $5,100 of costs on the Company’s behalf, respectively. No such costs were due and payable to GROUNDFLOOR as of December 31, 2019 and 2018, respectively.

GROUNDFLOOR GA Holdings LLC

GROUNDFLOOR GA Holdings LLC may close and fund a Loan prior to its being acquired by the Company. The ability to warehouse Loans allows us the flexibility to deploy the offering proceeds as funds are raised. The Company then will acquire such LROs at a price equal to the fair market value of the Loan (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of purchase.

NOTE 6:	SUBSEQUENT EVENTS

Subsequent events were evaluated through February 29, 2020, the date the Financial Statements were available to be issued. Based on this evaluation, it was determined that no subsequent events occurred that require recognition or disclosure in the financial statements.

F-15

PART III — EXHIBITS

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	GRE 1 Articles of Organization		1-A/A	024-10671	2.1	January 25, 2017
2.2	GRE 1 Operating Agreement		1-A/A	024-10671	2.2	January 25, 2017
2.3	Groundfloor Finance Inc. Second Amended and Restated Articles of Incorporation		1-A/A	024-10496	2.1	November 25, 2015
2.4	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015
3.1	Form of Investor Agreement		1-A/A	024-11094	3.1	October 7, 2019
3.2	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015
3.3	Form of Preferred Stock Voting Agreement		1-A/A		3.2	February 7, 2018
3.4	Common Stock Voting Agreement		1-A/A		3.3	February 7, 2018
3.5	Common Stock Subscription Agreement		1-A/A		3.4	February 7, 2018
4.1	Standard Form of LRO Agreement		1-A/A	024-11094	4.1	October 7, 2019
6.1	Form of Loan Agreement		1-A/A	024-11094	6.1	October 7, 2019
6.2	Form of Promissory Note		1-A/A	024-11094	6.2	October 7, 2019
6.3	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015
6.4	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015
6.5	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015
6.6	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015
6.7	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015
6.8	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015
6.9	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015
6.10	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015
6.11	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015
6.12	Promissory Note and Security Agreement, as amended		1-A POS	024-10496	6.10	October 18, 2017
6.13	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.11	February 7, 2018
6.14	Servicing Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.12	February 7, 2018
10.1	Power of attorney (GRE 1)
10.2	Power of attorney (Groundfloor Finance)		1-A	024-10758	10.1	October 30, 2017
11.1	Consent of Cherry Bekaert LLP	X
11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)		1-A POS	024-11094	12.1	March 12, 2020
11.3	Consent of Hughes Pittman & Gupton, LLP		1-A POS	024-11094	11.3	March 12, 2020
12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC		1-A POS	024-11094	12.1	March 12, 2020

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 27, 2020.

GROUNDFLOOR FINANCE INC. for GROUNDFLOOR REAL ESTATE 1, LLC

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2020
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 27, 2020
Nick Bhargava

*	Director	April 27, 2020
Sergei Kouzmine

*	Director	April 27, 2020
Bruce Boehm

*	Director	April 27, 2020
Michael Olander Jr.

*	Director	April 27, 2020
Richard Tuley Jr.

*By:	/s/ Nick Bhargava
Nick Bhargava
Attorney-in-fact